LINE OF CREDIT NOTE

$1,000,000
Libertyville, Illinois

Dated as of: June 1, 2023
Maturity Date: May 31, 2025

FOR VALUE RECEIVED, REBORN GLOBAL HOLDINGS, INC., a California corporation, (the "**Borrower**") HEREBY PROMISES TO PAY to DRE, INC., an Illinois corporation (the "**Lender**"), or to order, (a) the principal sum of all Advances, as defined below, made by Lender to Borrower, plus (b) accrued and unpaid interest thereon, plus (c) Costs, as defined below. Borrower shall make interest-only payments starting July 15, 2023, then on the 15th day of each month thereafter until the Maturity Date. Principal plus all accrued and unpaid interest on such principal plus Costs shall be due and payable on the Maturity Date. All payments that are made must be made in lawful money of the United States of America in immediately available funds. Borrower does not have any right to offset, deduction, or counterclaim from the amount due.

1. Advance. "Advances" shall mean such amounts as are loaned by Lender to Borrower as provided in this Note from time to time. The total amount of all Advances made by Lender to Borrower shall not exceed One Million Dollars ($1,000,000.00).

2. Interest. The Advances loaned hereunder, and any and all other amounts which may be due and payable hereunder except for interest shall bear interest at the Interest Rate, as defined below, provided, however, that Borrower shall never be required to pay interest on this Note at a rate in excess of the maximum interest that may be lawfully charged under the laws of the state of Illinois. Interest shall be computed on the basis of a year of 365 days, for the actual number of days elapsed. As used herein, "**Interest Rate**" means a rate which is equal to one percentage (1%) point in excess of that rate shown in the Wall Street Journal as the prime rate. Interest on this Note will change with each change in the prime rate so published. If at any time the Wall Street Journal prime rate is no longer published, then Lender will establish a similar replacement rate in its sole discretion. Notwithstanding the foregoing, at no time will the Interest Rate be less than eight percent (8%) per annum.

3. Repayments. This Note may be prepaid at any time in whole or in part without penalty. Payments shall be applied first to (a) Costs, as defined below, then to (b) interest accrued and unpaid on the unpaid principal sum of all Advances, then to (c) the unpaid principal sum of all Advances.

4. Default. This Note shall be considered in default if Borrower fails to repay any amounts that may be due and owing within thirty (30) after demand by Lender.

5. Expenses. Lender shall be entitled to reimbursement for all reasonable costs and expenses (including reasonable attorneys' fees and expenses) that Lender may incur in attempting to collect or enforce payment of any amounts that may be due and owing from Borrower hereunder (collectively, "**Costs**").

6. Waiver and Amendment. The terms of an Advance, and repayment of such Advance, pursuant to this Note are subject to waiver and/or amendment solely by the written consent of Lender.

7. Governing Law. This Note shall be governed by, and construed in accordance with, the internal laws of the State of Illinois, without regard to choice of law rules.

8. Usury Savings Clause. All agreements herein are expressly limited so that in no contingency or event whatsoever, whether by reason of advancement of the proceeds hereof, acceleration of maturity of the unpaid principal balance hereof, or otherwise, shall the amount paid or agreed to be paid to the holder hereof for the use, forbearance or detention of the money advanced hereunder exceed the highest lawful rate permissible under applicable usury laws. If, from any circumstances whatsoever, fulfillment of any provision hereof at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by law which a court of competent jurisdiction may deem applicable hereto, then, notwithstanding anything else contained herein, the obligation to be fulfilled shall be reduced to the limit of such validity and if from any circumstance the holder hereof shall ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the unpaid principal balance due hereunder and not to the payment of interest.

IN WITNESS WHEREOF, Borrower has executed this Note as of the date first above written.

BORROWER:

REBORN GLOBAL HOLDINGS, INC.

By: ____________________________
Jay Kim, Chief Executive Officer

GUARANTY

JAY KIM ("**Guarantor**"), an individual residing at 2142 Camino Largo Dr. Chino Hills, CA 91709 (residence address), hereby irrevocably and unconditionally guarantees to DRE, INC., an Illinois corporation and its transferees, successors and assigns ("**Lender**"), (i) the prompt payment of the principal of, interest on, and all other amounts due under that certain Line of Credit Grid Note (the "**Note**") dated June 1, 2023 made by REBORN GLOBAL HOLDINGS, INC., a California corporation, (the "**Borrower**") in favor of Lender, (ii) the full and prompt performance of all obligations of the Company to Lender under the Note, and (iii) Lender's cost of collection and/or enforcing its rights and remedies (including but not limited to reasonable attorney's fees and disbursements) under the Note. This Guaranty shall apply to the aforesaid Note, and any modification, extension or renewal of the Note.

This Guaranty is unlimited, unconditional and absolute, the Guarantor waives notice of any default by the Borrower, and Lender may proceed directly against Guarantor in the event of a default by the Borrower under the aforesaid Note without being required to proceed first against Borrower. This Guaranty shall be governed by the laws of the State of Illinois and may not be orally modified or released, but only by a written instrument signed by the Lender and Guarantor. This Guaranty shall not be impaired, released or terminated in the event of (i) the sale or transfer of the Borrower, any of the Borrower's assets, or any voting equity securities in the Borrower, (ii) the release or discharge of Borrower in any creditor, receivership, bankruptcy or other proceedings, (iii) the impairment, limitation or modification of the liability of Borrower in bankruptcy, or of any remedy for the enforcement of Borrower's liability under the aforesaid Note resulting from the operation of any present or future provision of Title 11 of the United States Code or other statute or from the decision of any court, (iv) rejection or disaffirmance of the aforesaid Note in any such proceedings, (v) assignment or transfer of the aforesaid Note by Borrower, (vi) disability or other defense of Borrower, or (vii) dissolution or liquidation of Borrower or the cessation from any cause whatsoever of the business or liability of Borrower, but in any such event this Guaranty shall remain in full force and effect until all payments and obligations of Borrower to Lender have been fully paid and/or performed. If Lender prevails in any action on this Guaranty, Lender shall be entitled to its reasonable attorneys' fees and disbursements. This Guaranty shall be binding on Guarantor and his heirs, executors, administrators, successors and assigns, and shall at all times inure to the benefit of the Lender and its transferees, successors and assigns.

The Guarantor hereby represents and warrants that he is a shareholder and Chief Executive Officer of the Borrower on and as of the date of this Guaranty, and will each receive a direct benefit from the making of the loan by Lender to the Borrower evidenced by the aforesaid Note.

Dated: June 1, 2023

GUARANTOR:

____

Jay Kim

Reborn Loan

Computation Interval: Exact Days

Nominal Annual Rate: 9.250%

Cash Flow Data - Loans and Payments

	Event	Date	Amount	Number	Period	End Date
1	Loan	06/09/2023	300,000.00	1		
2	Payment	06/30/2023	0.00	1		
3	Payment	07/15/2023	2,736.99	1		
4	Payment	08/15/2023	2,356.85	1		
5	Payment	09/15/2023	2,356.85	1		
6	Payment	10/15/2023	2,280.81	1		
7	Payment	11/15/2023	2,356.81	1		
8	Payment	12/15/2023	2,280.81	1		
9	Payment	12/31/2023	301,216.50	1		

TValue Amortization Schedule - U.S. Rule, 365 Day Year

						Balance Due		
	Date	Payment	Interest Accrued	Interest Paid	Principal Paid	Interest	Principal	Total
Loan	06/09/2023		0.00	0.00	0.00	0.00	300,000.00	300,000.00
1	06/30/2023	0.00	1,596.58	0.00	0.00	1,596.58	300,000.00	301,596.58
2	07/15/2023	2,736.99	1,140.41	2,736.99	0.00	0.00	300,000.00	300,000.00
3	08/15/2023	2,356.85	2,356.85	2,356.85	0.00	0.00	300,000.00	300,000.00
4	09/15/2023	2,356.85	2,356.85	2,356.85	0.00	0.00	300,000.00	300,000.00
5	10/15/2023	2,280.81	2,280.82	2,280.81	0.00	0.01	300,000.00	300,000.01
6	11/15/2023	2,356.81	2,356.85	2,356.81	0.00	0.05	300,000.00	300,000.05

	Date	Payment	Interest Accrued	Interest Paid	Principal Paid	Balance Due Interest	Balance Due Principal	Balance Due Total
7	12/15/2023	2,280.81	2,280.82	2,280.81	0.00	0.06	300,000.00	300,000.06
8	12/31/2023	301,216.50	1,216.44	1,216.50	300,000.00	0.00	0.00	0.00
2023 Totals		**315,585.62**	**15,585.62**	**15,585.62**	**300,000.00**			
Grand Totals		**315,585.62**	**15,585.62**	**15,585.62**	**300,000.00**			

ANNUAL PERCENTAGE RATE	FINANCE CHARGE	Amount Financed	Total of Payments
The cost of your credit as a yearly rate.	The dollar amount the credit will cost you.	The amount of credit provided to you or on your behalf.	The amount you will have paid after you have made all payments as scheduled.
9.255%	**$15,585.62**	**$300,000.00**	**$315,585.62**